Exhibit 99.1

Ryan J. Morris rmorris@mesoncapital.com (607) 279 - 5382 www.mesoncapital.com

May 13, 2013

Board of Directors

InfuSystem Holdings, Inc.

31700 Research Park Drive

Madison Heights, Michigan 48071

Dear Fellow Board Members:

I, together with my investment partnership Meson Capital Partners LP, beneficially own approximately 8% of the outstanding shares of common stock of InfuSystem Holdings, Inc. (“InfuSystem” or the “Company”). I first acquired shares of InfuSystem in November 2011 because I strongly believed that with the right leadership in place, InfuSystem could be a leader in its industry. Since then, significant changes were made to the Board of Directors and management, including my appointment as Executive Chairman, that have engendered a renewed focus on building shareholder value. As an actively involved Executive Chairman, I have painstakingly studied the InfuSystem business and have become intimately familiar with our employees, customers and other stakeholders. Despite broad industry-wide challenges, I believe the existing management team can successfully implement new strategies that will keep the Company on its current path of consistent profitability.

The shareholders elected a new Board a little over one year ago in April 2012. I believe shareholders took drastic measures to reconstitute the Board because they believed we had the collective motivation, experience and commitment to restore the business to profitability (which was achieved during the prior three consecutive completed fiscal quarters) and fully evaluate all possible strategic options for the Company, including a going private transaction or sale to a third party, with the aid of Houlihan Lokey who was hired prior to the board reconstitution. Unfortunately, the same week of the Board transition, InfuSystem was hit by a regulatory shock: the Centers for Medicare & Medicaid Services (“CMS”) announced the creation of a new round of competitive bidding, the Round 1 Recompete, which for the first time included our category of infusion pumps. The pricing changes are scheduled to be announced later this year and would go into effect January 1, 2014. Despite an extremely rigorous and exhaustive strategic review process extending over nine months, no buyer surfaced that was willing to accept this substantial risk.

As you know, the 2010 Round 1 Re-bid’s pricing cuts from Medicare fee schedules represented a substantial challenge to Durable Medical Equipment (“DME”) industry participants. After InfuSystem announced that it had suspended the strategic review process in January, CMS announced that the Round 2 competitive bidding yielded even higher price cuts. The Round 2 results have shocked the DME industry, and some industry leaders, such as Liberty Medical and the Scooter Store, have already filed for bankruptcy due to the Round 2 results.

It is clear that the Company will need to transform itself in order to thrive in such a rapidly changing environment and I have worked extremely hard in trying to bring in the additional entrepreneurial management talent that will be required for this. Prudent management will require that we take risks that we pursue new business models, that we start new businesses and that we look for novel ways to leverage our people, our customers and our competencies. Some of these will succeed, and others will not. After careful evaluation and consultation with my advisors, I believe InfuSystem’s public structure prevents us from maximizing our chances of success. As a public company, the onerous costs of complying with SEC reporting requirements, the high legal, audit and other costs associated with complying with Sarbanes-Oxley, and the pressure to achieve near-term quarterly results impede our ability to address the challenges of the current environment. It is critical that we have strong financial backing to support us with capital throughout this critical juncture.

To that end, while mindful of my fiduciary duties to shareholders as a director, I have been investigating the possibility of taking InfuSystem private, which would allow substantially more operational and financial flexibility than the Company currently has. I would like permission to obtain the same access to limited non-public information and certain members of management that other bidders were given in order to allow potential financing sources and me to further explore the possibility of formulating a fully-financed acquisition proposal. Based on conversations that I have had with premier capital sources with direct healthcare expertise (who understand the risks of competitive bidding), I am hopeful that I will be able to deliver a bid with financing commitments that fully and fairly values the Company.

I, of course, understand that the Board has a fiduciary obligation to all InfuSystem shareholders. I believe that allowing me to take the next steps to explore the possibility of submitting a proposal that could maximize shareholder value would be in the best interest of all shareholders. In addition, given my familiarity with the Company, I am only seeking access to limited non-public information for me and my financing sources. I am confident that there will be no disruption to management resulting from granting me and potential financing sources the access requested. I therefore look forward to the Board’s favorable response and a dialogue about the foregoing with each of you or any Special Committee of the Board that may be formed in response to this letter.

Sincerely,

/s/ Ryan J. Morris
Ryan J. Morris

Executive Chairman of the Board
InfuSystem Holdings, Inc.